PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2013 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.65 PER SHARE AND $569 MILLION OF NEW INVESTMENTS FOR THE FOURTH QUARTER

HUNT VALLEY, MARYLAND – February 4, 2014 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- and twelve-month period ended December 31, 2013.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended December 31, 2013 of $79.9 million or $0.65 per common share.  The $79.9 million of FFO available to common stockholders for the fourth quarter of 2013 includes $1.4 million of one-time revenue, $1.5 million of non-cash stock-based compensation expense, a $0.2 million adjustment (recovery) related to provision for uncollectible notes and $0.1 million of acquisition related costs.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Normalized or Adjusted FFO was $0.65 per common share for the three-month period ended December 31, 2013.  FFO and Adjusted FFO are non-GAAP financial measures.  Normalized or Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition related costs, refinancing interest expenses, provisions for uncollectible accounts receivable, stock-based compensation expense and one-time revenue items.  For more information regarding FFO and Adjusted FFO, see the “Fourth Quarter 2013 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended December 31, 2013, the Company reported net income available to common stockholders of $47.2 million, or $0.38 per diluted common share, on operating revenues of $111.1 million.  This compares to net income available to common stockholders of $33.9 million, or $0.30 per diluted common share, on operating revenues of $95.0 million, for the same period in 2012.

For the twelve-month period ended December 31, 2013, the Company reported net income available to common stockholders of $172.5 million, or $1.46 per diluted common share, on operating revenues of $418.7 million.  This compares to net income available to common stockholders of $120.7 million, or $1.12 per diluted common share, on operating revenues of $350.5 million, for the same period in 2012.

The year-to-date increase in net income was primarily due to additional operating revenue associated with approximately $846 million of net new investments made since October of 2012.  These increases to net income were partially offset by increased expenses associated with the new investments; including (i) $15.7 million in increased depreciation expense (ii) $4.9 million in increased interest expense and (iii) $0.3 million in incremental general and administrative expenses.  In addition, interest refinancing expense decreased $19.0 million.  The decrease in refinancing costs resulted from an $11.1 million interest refinancing gain recorded in the second quarter of 2013 compared to $7.9 million in interest refinancing costs relating to 2012 refinancing activities.

2013 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In January 2014, the Company completed $113 million in new investments.
•	In January 2014, the Company increased its quarterly common stock dividend to $0.49 per share.

•	In Q4 2013, the Company completed $561 million in new investments.
•	In Q4 2013, the Company invested $8 million in capital renovation projects.
•	In Q4 2013, the Company completed an underwritten public offering of 2.875 million shares of its common stock, generating net cash proceeds of approximately $85 million.
•	In Q4 2013, the Company increased its quarterly common stock dividend to $0.48 per share.

•	In Q3 2013, the Company invested $7 million in capital renovation projects.
•	In Q3 2013, the Company increased its quarterly common stock dividend to $0.47 per share.

•	In Q2 2013, the Company paid off $51 million of long-term debt.
•	In Q2 2013, the Company completed $25 million of new investments.
•	In Q2 2013, the Company invested $10 million in capital renovation projects.
•	In Q2 2013, the Company increased its quarterly common stock dividend to $0.46 per share.

•	In Q1 2013, the Company invested $10 million in capital renovation projects.
•	In Q1 2013, the Company refinanced $59 million of long-term debt.
•	In Q1 2013, the Company established a $250 million Equity Shelf Program for a continuous at-the-market offering of common stock.
•	In Q1 2013, Moody’s Investor Service raised the Company’s senior unsecured debt rating to Ba1.

FOURTH QUARTER 2013 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended December 31, 2013 were $111.1 million.  Operating expenses for the three-month period ended December 31, 2013 totaled $38.0 million and were comprised of $32.3 million of depreciation and amortization expense, $3.9 million of general and administrative expense, $1.5 million of stock-based compensation, $0.4 million of provision for impairments on real estate assets, a $0.2 million adjustment (recovery) related to the provision for uncollectible notes and $0.1 million of expense associated with acquisitions.

Other Income and Expense – Other income and expense for the three-month period ended December 31, 2013 was a net expense of $25.9 million, which was comprised of $25.3 million of interest expense and $0.7 million of amortized deferred financing costs.

Funds From Operations – For the three-month period ended December 31, 2013, reportable FFO available to common stockholders was $79.9 million, or $0.65 per common share on 123 million weighted-average common shares outstanding, compared to $61.4 million, or $0.55 per common share on 112 million weighted-average common shares outstanding, for the same period in 2012.

The $79.9 million of FFO for the three-month period ended December 31, 2013 includes the impact of $1.5 million of non-cash stock-based compensation expense, $1.4 million of one-time revenue, a $0.2 million adjustment (recovery) related to a provision for uncollectible notes and $0.1 million of expense associated with acquisitions.

The $61.4 million of FFO for the three-month period ended December 31, 2012 includes $2.5 million of interest refinancing costs, $1.5 million of stock-based compensation expense, $0.8 million of one-time miscellaneous revenue and $0.2 million of expense associated with 2012 acquisitions.

Adjusted FFO was $79.9 million, or $0.65 per common share, for the three months ended December 31, 2013, compared to $64.9 million, or $0.58 per common share, for the same period in 2012.  The Company had 11.1 million additional weighted-average shares outstanding for the three months ended December 31, 2013 compared to the same period in 2012.  For further information see “Funds From Operations” below.

2013 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve-month period ended December 31, 2013 were $418.7 million.  Operating expenses for the twelve-month period ended December 31, 2013, totaled $153.0 million and were composed of: (i) $128.6 million of depreciation and amortization expense; (ii) $15.6 million of general and administrative expense; (iii) $5.9 million of stock-based compensation expense; (iv) $2.1 million in provisions for uncollectible straight-line accounts and notes receivable; (v) $0.4 million of provision for impairments on real estate assets; and (vi) $0.2 million of expense associated with 2013 acquisitions.

Other Income and Expense – Other income and expense for the twelve-month period ended December 31, 2013 was a net expense of $92.0 million, which was composed of: (i) $100.4 million of interest expense; (ii) an $11.1 million interest refinancing gain related to the write-off of the remaining fair market value debt adjustment on 11 mortgage loans that the Company paid off in May 2013 and (iii) $2.8 million of amortized deferred financing costs.

Funds From Operations – For the twelve-month period ended December 31, 2013, reportable FFO available to common stockholders was $302.7 million, or $2.56 per common share on 118 million weighted-average common shares outstanding, compared to $222.2 million, or $2.06 per common share on 108 million weighted-average common shares outstanding, for the same period in 2012.

The $302.7 million of FFO for the twelve-month period ended December 31, 2013 includes the impact of: (i) the $11.1 million interest refinancing adjustment (gain); (ii) $5.9 million of non-cash stock-based compensation expense; (iii) $2.1 million in provisions for uncollectible straight-line accounts and notes receivable; (iv) $1.4 million of one-time revenue and (v) $0.2 million of expenses associated with 2013 acquisitions.

The $222.2 million of FFO for the twelve-month period ended December 31, 2012 includes the impact of: (i) $7.9 million of interest refinancing costs; (ii) $5.9 million of non-cash stock-based compensation expense; (iii) $0.9 million of 2012 acquisition related expenses; and (iv) $0.8 million of one-time revenue.

Adjusted FFO was $298.5 million, or $2.53 per common share, for the twelve-month period ended December 31, 2013, compared to $236.2 million, or $2.19 per common share, for the same period in 2012.  The Company had 10.1 million additional weighted-average shares for the twelve months ended December 31, 2013 compared to the same period in 2012.  For further information see “Funds From Operations” below.

2013 FINANCING ACTIVITIES

$200 Million Term Loan – On December 27, 2013, the Company entered into a new $200 million senior unsecured, deferred draw, term loan facility (the “2013 Term Loan Facility”) that matures on February 29, 2016.

The Term Loan Facility is also priced at LIBOR plus an applicable percentage (beginning at 175 basis points, with a range of 110 to 230 basis points) based on the Company’s ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings.

At December 31, 2013, the Company had no borrowings under the 2013 Term Loan Facility.  At the date of this release, the Company has fully drawn all of the $200 million under the 2013 Term Loan Facility and used the proceeds to repay outstanding borrowings under Omega’s 2012 senior unsecured revolving credit facility.  The Company may prepay the 2013 Term Loan Facility at any time in whole or in part without fees or penalty. Principal amounts prepaid or repaid under the 2013 Term Loan Facility may not be borrowed.

2.875 Million Common Stock Offering – On October 7, 2013, the Company completed an underwritten public offering of 2.875 million shares of its common stock at $30.00 per share before underwriting discounts and expenses.  The Company’s total net proceeds from the offering were approximately $84.6 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

$51 Million HUD Mortgage Payoffs – On May 31, 2013, the Company paid approximately $51 million to retire 11 mortgage loans guaranteed by the Department of Housing and Urban Development (“HUD”).  The 11 HUD mortgage loans had a blended interest rate of 6.61% per annum with maturities between January 2036 and May 2040.  The payoff resulted in an $11.3 million gain on the extinguishment of the debt due to the write-off of the remaining fair market value adjustment offset by a prepayment fee of $0.2 million recorded in the second quarter of 2013.

$59 Million HUD Mortgage Debt Refinancing – On March 26, 2013, the Company refinanced approximately $59 million of debt related to 12 mortgage loans guaranteed by HUD.  The 12 HUD mortgage loans had a blended interest rate of 5.55% per annum with maturities in July 2044.  The refinanced interest rate is approximately 3.06% per annum with no change in the maturity dates on the loans.

$250 Million Equity Shelf Program – On March 18, 2013, the Company entered into separate Equity Distribution Agreements (collectively, the “2013 Equity Shelf Agreements”) with several financial institutions, each as a sales agent and/or principal (collectively, the “Managers”) to establish a $250 million Equity Shelf Program. Under the terms of the 2013 Agreements, the Company may sell shares of its common stock, from time to time, through or to the Managers having an aggregate gross sales price of up to $250 million. Sales of the shares will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, or as otherwise agreed with the applicable Manager. The Company will pay each Manager compensation for sales of the shares equal to 2% of the gross sales price per share of shares sold through such Manager.

For the three months ended December 31, 2013, the Company sold 1.1 million shares under the 2013 Equity Shelf Agreements, at an average price of $31.94 per share, generating gross proceeds of approximately $34.4 million, before $0.7 million in commissions.  For the twelve months ended December 31, 2013, the Company sold 5.5 million shares under the 2013 Equity Shelf Agreements, at an average price of $30.87 per share, generating gross proceeds of approximately $170.4 million, before $3.4 million in commissions.

$245 Million Equity Shelf Program Termination – Also on March 18, 2013, the Company terminated its $245 million Equity Shelf Program that was established in 2012 under separate Equity Distribution Agreements (collectively, the “2012 Equity Shelf Agreements”).

For the three months ended March 31, 2013, the Company sold approximately 1.0 million shares under the 2012 Agreements at an average price of $28.29 per share, generating gross proceeds of approximately $27.8 million, before $0.6 million in commissions.  Since inception of the 2012 Agreements, the Company sold a total of 3.6 million shares of common stock generating total gross proceeds of $91.4 million, before $1.9 million in commissions.

Equity Shelf Programs and Dividend Reinvestment and Common Stock Purchase Plan – During the twelve-month period ended December 31, 2013, the Company sold the following shares of its common stock under its Equity Shelf Programs and its Dividend Reinvestment and Common Stock Purchase Plan:
Equity Shelf (At-The-Market) Programs for 2013
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2013

Number of shares	2,440	839	2,149	1,076	6,504
Average price per share	$28.95	$35.74	$29.42	$31.94	$30.48
Gross proceeds	$70,643	$29,999	$63,221	$34,357	$198,220

Dividend Reinvestment and Common Stock Purchase Program for 2013
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2013

Number of shares	1,315	147	215	253	1,930
Average price per share	$27.63	$35.89	$29.03	$31.66	$28.94
Gross proceeds	$36,343	$5,280	$6,242	$8,007	$55,872

2013 PORTFOLIO AND RECENT DEVELOPMENTS

$113 Million of New Investment in Q1 2014 – On January 17, 2014, the Company entered into a $112.5 million first mortgage loan with an existing operator of the Company.  The loan is secured by 9 skilled nursing facilities (“SNFs”) totaling 784 operating beds located in Pennsylvania (7) and Ohio (2).  The loan is cross defaulted and cross collateralized with the Company’s existing master lease with the operator.  The loan bears an initial annual interest rate of 9.5%.

$561 Million of New Investment in Q4 2013 – For the three-month period ended December 31, 2013, the Company completed three separate transactions with several operators totaling $561 million of new investments.  The new investments were comprised of 59 SNFs and 2 assisted living facilities (“ALFs”) totaling 5,764 operating beds and 152 units, respectively.  The 61 facilities are located in 13 states.

Ark Sale/Leaseback Transaction – On November 27, 2013, the Company completed its previously announced $529 million sale/leaseback transaction for 56 facilities operated by Ark Holding Company, Inc. (“Ark Holding”). The sale/leaseback transaction was consummated in connection with the acquisition by merger of Ark Holding by 4 West Holdings, Inc. (“4 West”).  Ark Holding was previously owned by private equity firm Behrman Capital.  As part of the transaction, Omega acquired title to 55 SNFs and one ALF and leased them back to the prior operators pursuant to four 50-year capital lease agreements with rental payments to Omega yielding 10.6% per annum over the term of the lease.

The 56 facilities represent 5,624 licensed beds located in 12 states, predominantly in the southeastern United States.  The 56 facilities are separated by region and divided among four cross-defaulted Master Leases.  The four regions include the Southeast (39 facilities), the Northwest (7 facilities), Texas (9 facilities) and Indiana (1 facility). The initial year one contractual rent is $47 million with 2.5% escalators beginning in year five.

Other Q4 Acquisitions – In October 2013, the Company completed two separate acquisitions with two existing operators totaling $33 million.  The acquisitions consisted of 1 assisted living facility in Florida totaling 97 units and 4 SNFs located in Indiana totaling 384 beds.  These facilities were added to existing master leases.

Q4 Capital Renovations – In addition to the $561 million of new investments, the Company also invested $8 million under its capital renovation program in the fourth quarter.

$25 Million of New Investments in Q2 2013 – For the three-month period ending June 30, 2013, the Company invested in a $24.9 million mezzanine loan with a third party.  The interest rate on the loan was 12% per annum and had a December 2017 maturity date.  In December 2013, the loan was paid-off and the Company received approximately $1.4 million in cash for early termination and exit fee payments.

$34 Million of Capital Renovation Projects in 2013 – For the twelve months ended December 31, 2013, the Company invested approximately $34 million under its capital renovation programs as follows:
Q1 2014: $10.4 million
Q2 2014: $ 9.8 million
Q3 2014: $ 6.8 million
Q4 2014: $ 7.8 million

Other Portfolio Transactions:

Transition of 11 Arkansas Facilities to a New Operator – On August 30, 2013, the Company transitioned 11 Arkansas SNFs that were leased to Diversicare (f/k/a Advocat) to a new unrelated third party operator.  The 11 facilities represent 1,084 operating beds.  The Company amended its master lease to reflect the transition of the 11 facilities to the new operator and recorded a $2.3 million provision for uncollectible straight-line accounts receivable.  Simultaneous with the Diversicare master lease amendment, the Company entered into a master lease with a new third party operator.  The new master lease expires on August 30, 2023 and includes fixed annual rent escalators.

Facility Sales – For the three-month period ended December 31, 2013, the Company recorded a $415 thousand provision for impairment to reduce the net book value of one closed Oklahoma facility to its estimated sales price.  On January 6, 2014, the Company sold the facility for total cash proceeds of $0.3 million.

For the three-month period ended June 30, 2013, the Company sold one facility in Texas for total cash proceeds of $2.2 million, resulting in a loss on sale of $1.2 million.

DIVIDENDS

On January 15, 2014, the Company’s Board of Directors announced a common stock dividend of $0.49 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid February 17, 2014 to common stockholders of record on January 31, 2014.

2014 ADJUSTED FAD AND ADJUSTED FFO GUIDANCE

The Company currently expects its 2014 Adjusted Funds Available For Distribution (“FAD”) available to common stockholders to be between $2.44 and $2.47 per diluted share.  In addition, the Company expects its 2014 Adjusted FFO available to common stockholders to be between $2.69 and $2.72 per diluted share.

The Company's Adjusted FAD and Adjusted FFO guidance for 2014 includes the $112.5 million of new investments listed above and planned capital renovation projects; however, it excludes the impact of gains and losses from the sale of assets, additional acquisitions and divestitures, certain revenue and expense items, interest refinancing expense, capital transactions and stock-based compensation expense.  A reconciliation of the Adjusted FAD and FFO guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FAD and FFO guidance, but it is not obligated to do so.

The Company's Adjusted FAD and FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2013 DIVIDENDS

On February 15, 2013, May 15, 2013, August 15, 2013 and November 15, 2013, the Company paid dividends to its common stockholders in the per share amounts of $0.45, $0.46, $0.47 and $0.48, for stockholders of record on January 31, 2013, April 30, 2013, July 31, 2013 and October 31, 2013, respectively.  The Company has determined that 17.41% of the common dividends paid in 2013 should be treated for tax purposes as a return of capital, with the balance of 82.59% treated as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, February 4, 2014, at 10 a.m. Eastern to review the Company’s 2013 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (888) 317-6016.  The Canadian toll-free dial-in number is (855) 669-9658.  All other international participants can use the dial-in number (412) 317-6016.  Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2013 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2013, the Company owned or held mortgages on 538 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 61,178 licensed beds (58,885 available beds) located in 37 states and operated by 49 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2013 Adjusted FFO and Adjusted FAD Guidance Confirmed.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$3,099,547	$3,038,553
Less accumulated depreciation	(707,410)	(580,373)
Real estate properties – net	2,392,137	2,458,180
Net investment in direct financing leases	529,445	—
Mortgage notes receivable – net	241,515	238,621
	3,163,097	2,696,801
Other investments – net	53,054	47,339
	3,216,151	2,744,140
Assets held for sale – net	1,356	1,020
Total investments	3,217,507	2,745,160

Cash and cash equivalents	2,616	1,711
Restricted cash	31,759	36,660
Accounts receivable – net	147,504	125,180
Other assets	62,830	73,294
Total assets	$3,462,216	$2,982,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$326,000	$158,000
Term loan	200,000	100,000
Secured borrowings	298,531	366,538
Unsecured borrowings – net	1,199,887	1,200,394
Accrued expenses and other liabilities	137,695	145,744
Total liabilities	2,162,113	1,970,676

Stockholders’ equity:
Common stock $.10 par value authorized – 200,000 shares issued and outstanding 123,530 shares as of December 31, 2013 and 112,393 as of December 31, 2012	12,353	11,239
Common stock – additional paid-in capital	1,998,169	1,664,855
Cumulative net earnings	926,649	754,128
Cumulative dividends paid	(1,637,068)	(1,418,893)
Total stockholders’ equity	1,300,103	1,011,329
Total liabilities and stockholders’ equity	$3,462,216	$2,982,005

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue
Rental income	$95,120	$85,219	$375,135	$314,592
Income from direct financing leases	5,203	-	5,203	-
Mortgage interest income	7,281	8,029	29,351	30,446
Other investment income – net	3,533	1,227	8,874	4,760
Miscellaneous	-	537	151	662
Total operating revenues	111,137	95,012	418,714	350,460

Expenses
Depreciation and amortization	32,260	30,332	128,646	112,983
General and administrative	3,937	4,191	15,646	15,388
Stock-based compensation expense	1,509	1,486	5,942	5,942
Acquisition costs	111	223	245	909
Impairment loss on real estate properties	415	-	415	272
Provisions for uncollectible mortgages, notes and accounts receivable	(245)	-	2,141	-
Total operating expenses	37,987	36,232	153,035	135,494

Income before other income and expense	73,150	58,780	265,679	214,966
Other income (expense)
Interest income	21	7	41	29
Interest expense	(25,265)	(24,501)	(100,381)	(95,527)
Interest – amortization of deferred financing costs	(700)	(679)	(2,779)	(2,649)
Interest – refinancing gain (costs)	-	(2,510)	11,112	(7,920)
Total other expense	(25,944)	(27,683)	(92,007)	(106,067)

Income before gain (loss) on assets sold	47,206	31,097	173,672	108,899
Gain (loss) on assets sold – net	-	2,826	(1,151)	11,799
Net income available to common stockholders	$47,206	$33,923	$172,521	$120,698

Income per common share available to common shareholders:
Basic:
Net income	$0.39	$0.30	$1.47	$1.12
Diluted:
Net income	$0.38	$0.30	$1.46	$1.12

Dividends declared and paid per common share	$0.48	$0.44	$1.86	$1.69

Weighted-average shares outstanding, basic	122,448	111,756	117,257	107,591
Weighted-average shares outstanding, diluted	123,395	112,329	118,100	108,011

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income available to common stockholders	$47,206	$33,923	$172,521	$120,698
(Deduct gain)/add back loss from real estate dispositions	—	(2,826)	1,151	(11,799)
Subtotal	47,206	31,097	173,672	108,899
Elimination of non-cash items included in net income:
Depreciation and amortization	32,260	30,332	128,646	112,983
Add back non-cash provision for impairments on real estate properties	415	—	415	272
Funds from operations available to common stockholders	$79,881	$61,429	$302,733	$222,154

Weighted-average common shares outstanding, basic	122,448	111,756	117,257	107,591
Restricted stock and PRSUs	906	551	807	401
Deferred stock	41	22	36	19
Weighted-average common shares outstanding, diluted	123,395	112,329	118,100	108,011

Funds from operations per share available to common stockholders	$0.65	$0.55	$2.56	$2.06

Adjusted funds from operations:
Funds from operations available to common stockholders	$79,881	$61,429	$302,733	$222,154
Deduct one-time cash revenue	(1,405)	(536)	(1,405)	(536)
Deduct one-time non-cash deferred mortgage interest income	—	(236)	—	(236)
(Deduct)/add back non-cash provision for uncollectible accounts receivable, mortgages and notes	(245)	—	2,141	—
Add back/(deduct) interest refinancing expense	—	2,510	(11,112)	7,920
Add back acquisition costs	111	223	245	909
Add back non-cash stock-based compensation expense	1,509	1,486	5,942	5,942
Adjusted funds from operations available to common stockholders	$79,851	$64,876	$298,544	$236,153

Funds From Operations (“FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.

FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  For periods prior to the quarter ended September 30, 2012, FAD also excluded scheduled debt and principal payments on mortgages.  FAD provides a supplemental measure of the Company’s ability to incur and service debt and to distribute dividends to shareholders.  The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company currently expects its 2014 Adjusted FFO available to common stockholders to be between $2.69 and $2.72 per diluted share.  The Company also expects its 2014 Adjusted FAD available to common stockholders to be between $2.44 and $2.47 per diluted share.  The following table presents a reconciliation of our guidance regarding 2014 FFO and Adjusted FFO and FAD and Adjusted FAD to net income available to common stockholders:

	2014 Projected Adjusted FFO and FAD
Per diluted share:
Net income available to common stockholders	$1.57	−	$1.59
Add back loss from real estate dispositions	0.00	−	0.00
Sub total	1.57		1.59
Elimination of non-cash items included in net income:
Depreciation and amortization	1.05	−	1.06
Provision for impairment on real estate assets	0.00	−	0.00
Funds from operations available to common stockholders	$2.62	−	$2.65

Adjustments:
Acquisition costs	0.00	−	0.00
Stock-based compensation expense	0.07	−	0.07
Adjusted funds from operations available to common stockholders	$2.69	−	$2.72

Adjustments:
Non-cash interest expense	0.03	−	0.03
Non-cash revenue	(0.28)	−	(0.28)
Funds available for distributions	$2.44	−	$2.47

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended December 31, 2013:

	As of December 31, 2013
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	449	49,754	$3,118,747	80%
Capital Lease	56	5,435	529,445	14%
Loans Receivable	33	3,696	241,515	6%
Total Investments	538	58,885	$3,889,707	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1)	509	57,116	$3,715,681	95%	$65
Assisted Living Facilities	18	1,226	110,975	3%	91
Specialty Hospitals and Other	11	543	63,051	2%	116
	538	58,885	$3,889,707	100%	$66

Note: table above excludes three facilities classified as held-for-sale. (1) Includes a $19.2 million lease inducement.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2013		December 31, 2013
Rental Property (1)	$95,120	85%	$375,135	90%
Capital Lease	5,203	5%	5,203	1%
Mortgage Notes	7,281	7%	29,351	7%
Other Investment Income	3,533	3%	8,874	2%
	$111,137	100%	$418,563	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2013		December 31, 2013
Skilled Nursing Facilities (1)	$103,085	93%	$391,892	94%
Assisted Living Facilities	2,637	2%	9,887	2%
Specialty Hospitals	1,882	2%	7,910	2%
Other	3,533	3%	8,874	2%
	$111,137	100%	$418,563	100%

(1) 4th quarter revenue includes $1.0 million reduction for lease inducement and $3.8 million year-to-date.

Operator Concentration by Investment ($000's)	As of December 31, 2013
	# of Properties	Investment	% Investment
New Ark Investment, Inc.	56	$529,445	14%
Genesis Healthcare	52	350,489	9%
CommuniCare Health Services, Inc.	36	349,083	9%
Health & Hospital Corporation	44	304,719	8%
Airamid Health Management	37	255,125	7%
Signature Holdings II, LLC	32	237,423	6%
S&F Management Company, LLC	14	212,373	5%
Gulf Coast Master Tenant I, LLC	18	156,936	4%
Guardian LTC Management Inc. (1)	23	145,171	4%
Capital Funding Group, Inc..	17	129,697	3%
Remaining 39 Operators	209	1,219,246	31%
	538	$3,889,707	100%

Note: table above excludes three facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Concentration by State	# of Properties	Investment	% Investment
Florida	86	$618,619	16%
Ohio	50	374,644	10%
Indiana	55	347,171	9%
Mississippi	19	219,509	6%
Texas	40	191,562	5%
California	22	187,032	5%
Pennsylvania	25	183,091	5%
Maryland	16	174,077	4%
South Carolina	16	168,939	4%
Michigan	21	154,878	4%
Tennessee	18	150,205	4%
Arkansas	23	125,912	3%
Arizona	10	98,014	2%
West Virginia (1)	11	94,996	2%
Colorado	12	79,659	2%
Kentucky	15	67,658	2%
Remaining 21 States	99	653,741	17%
	538	$3,889,707	100%
Note: table above excludes three facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of December 31, 2013
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2014	-	231	231	0.1%
	2015	3,320	-	3,320	0.8%
	2016	26,461	-	26,461	6.1%
	2017	7,681	-	7,681	1.8%
	2018	57,575	-	57,575	13.2%

(1) Based on 2013 contractual rents and interest (without giving effect to annual escalators).

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended September 30, 2013	54.1%	37.6%	8.3%
Three-months ended June 30, 2013	53.2%	38.8%	8.0%
Three-months ended March 31, 2013	51.9%	40.2%	7.9%
Three-months ended December 31, 2012	53.2%	38.0%	8.8%
Three-months ended September 30, 2012	53.3%	38.3%	8.4%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended September 30, 2013	83.7%	1.9	x	1.5	x
Twelve-months ended June 30, 2013	83.8%	1.9	x	1.5	x
Twelve-months ended March 31, 2013	83.9%	2.0	x	1.5	x
Twelve-months ended December 31, 2012	83.4%	2.0	x	1.5	x
Twelve-months ended September 30, 2012	83.6%	2.0	x	1.5	x

(1)	Based on available beds.

The following table presents a debt maturity schedule as of December 31, 2013:

Debt Maturities ($000’s)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2014	$-	$-	$-	$-	$-
2015	-	-	-	-	-
2016	-	700,000	-	-	700,000
2017	-	200,000	-	-	200,000
2018	-	-	-	-	-
Thereafter	280,425	-	1,175,000	20,000	1,475,425
	$280,425	$900,000	$1,175,000	$20,000	$2,375,425

(1) Excludes $18.1 million of fair market valuation (adjustments).
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a $500 million revolver due 2016, a $200 million term loan due 2016 and a $200 million term loan due 2017.
(4) Excludes net premium of $4.0 million.
(5) Excludes $0.9 million of fair market valuation (adjustments).

The following table presents investment activity for the three- and twelve-month period ended December 31, 2013:

Investment Activity ($000's)	Three Months Ended		Twelve Months Ended
	December 31, 2013		December 31, 2013
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$32,515	6%	$32,515	5%
Investment in Direct Financing Leases	528,675	93%	528,675	85%
Mortgages	151	0%	3,379	1%
Other	7,615	1%	56,289	9%
Total	$568,956	100%	$620,858	100%